Exhibit 10.21

Valley National Bancorp

August 15, 2006

Mr. Gerald H. Lipkin, Chairman and CEO

Valley National Bancorp

Valley National Bank

1445 Valley Road

Wayne, New Jersey 07470

Dear Mr. Lipkin:

The Board of Directors of Valley National Bancorp (“Bancorp”) and Valley National Bank (the “Bank”) (collectively, the “Company”) have determined that it is in the best interests of Bancorp and the Bank for the Company to agree to provide you with an increased minimum overall pension benefit, as provided herein.

The Board recognizes that your employment by the Company without an increased pension benefit creates tensions which may cause you to seek opportunities elsewhere or affect your views of your present compensation. This arrangement is being made to alleviate, in part, those concerns.

We previously entered into a letter agreement with you, dated August 17, 1994, and subsequently amended, concerning this pension benefit. This letter restates and amends those provisions of the prior agreements, and the prior agreements are rescinded upon your consent to this letter.

In view of the foregoing, and in consideration of your continued employment with the Company and your consent to this letter, the Company agrees:

1.            If the Company elects to terminate you as Chief Executive Officer of Bancorp and/or the Bank, upon the termination of your employment the Company will pay you a lump sum severance benefit equal to 12 months of your annual base salary plus a portion of your most recent bonus. The bonus amount shall equal your most recent bonus multiplied by a fraction, the numerator of which is the number of months which have elapsed in the current calendar year and the denominator of which is 12. This severance benefit will not be paid if the Company terminates you for “cause”. “Cause” means gross misconduct by you in connection with company business or otherwise. This provision is inapplicable in the event of your death or disability, or if you are paid a severance benefit pursuant to any change in control agreement with the Company, or upon your attainment of age 70.

2.            In the event of your death while you are employed by the Company, the Company will pay to your spouse, if you predecease her, otherwise to your estate, (i) a portion of your most recent bonus (calculated by multiplying your most recent bonus multiplied by a fraction, the numerator of which is the number of months which have elapsed in the current calendar year, and the denominator of which is 12), and (ii) your annual base salary (as in effect at your death) for 12 months, payable in monthly installments. Such payments shall be reduced by the amount, if any, of the regular monthly benefit payable to your spouse in the 12 months following your death from the Company’s defined benefit pension plan and benefit equalization plan.

3.            You shall be entitled to an increased minimum combined benefit of six hundred thousand dollars ($600,000.00) per year (which previously had been three hundred thousand dollars ($300,000.00)) from the Company’s defined benefit pension plan and benefit equalization plan, and, to the extent necessary, from the Company. If your spouse survives you, she shall be entitled to a minimum survivor benefit of two-thirds of such amount ($400,000.00) per year, for the remainder of her life. Should you die before commencing receipt of the defined benefit pension benefits, and should your spouse survive you, then she will be entitled to a minimum survivor benefit of four hundred thousand dollars ($400,000.00) per year, for the remainder of her life. The foregoing assumes pension benefits under the Company’s defined benefit pension plan and benefit equalization plan are paid to you in the form of a joint and two-thirds survivor annuity. You will need, however, to follow the administrative processes under the plans in order to actually commence receipt of such benefits (and if you elect another form of payment, then the above amounts will be actuarially adjusted). As a matter of clarity, the parties agree that this minimum annual benefit constitutes a payment under “any benefit plan of the Company” under the first sentence of Section 12 a of the Amended and Restated Change in Control Agreement dated as of November 30, 2004 among Bancorp, the Bank and you (as subsequently amended), and this benefit will be covered by the Gross-Up Payment provided for under Section 12 of that agreement if and to the extent that this benefit may constitute a parachute payment and/or a payment that is subject to the excise tax under Section 409A of the Internal Revenue Code. You also acknowledge that any payments otherwise required hereunder may be delayed until the six (6) month anniversary of your separation from service, if such delay is deemed necessary in order to comply with the requirements of Section 409A of the Internal Revenue Code, and that at the end of such period of delay you will be paid the delayed payment amount, plus interest (as provided for in the amendment to your Amended and Restated Change in Control Agreement) for the period of any such delay. The term “spouse” as used herein means the person you are married to at the time of your termination from service, but not any person to whom you may become married thereafter.

In addition, following termination of your employment by the Company or by you for any reason, the Company will pay to you a lump sum amount, equal to one hundred twenty five percent (125%) of the aggregate COBRA premium amounts (based upon COBRA rates then in effect) that would apply to you (and your spouse, as defined above) for health and dental benefits for you and your spouse, each through age 70.

As partial consideration for the Company entering into this Agreement, you agree as follows:

4.            Following the termination of your employment with the Company for any reason, you shall retain in confidence any confidential information known to you concerning the Company and its business.

5.            While you are employed by the Company, and for a period of two years thereafter, you will not, without the prior written approval of the Board of Directors of Bancorp, directly or indirectly, as officer, director, employee, shareholder, principal or agent, or in any other capacity, own, manage, operate, consult with or be employed by any insured depository institution which transacts business in the State of New Jersey if either (i) such insured depository institution maintains an office in New Jersey or New York from which you act on behalf of such institution or (ii) if such insured depository institution employs you in any capacity to solicit loans, trust, deposits or other customers of the Company. However this paragraph shall not prohibit you from owning bonds, preferred stock or up to five percent (5%) of the outstanding common shares of any insured depository institution or its parent holding company.

6.            You agree that the Company has no adequate remedy at law for the violation of paragraphs 4 and 5 and that the Company shall be entitled to injunctive relief to enforce such provisions.

Both parties mutually agree as follows:

7.            In the event the Company fails to pay to you or your spouse any of the benefits provided herein for a period in excess of 10 business days after a written request to do so, you (or your spouse) shall be entitled to be paid or reimbursed by the Company for the legal fees and expenses incurred by you (or your spouse) in enforcing or interpreting the provisions of this Agreement. The Company hereby agrees to pay or reimburse you for such fees and expenses on a monthly basis, upon your submission of bills or requests for payment. A court shall be entitled to deny you your legal fees and expenses only if it finds you made a claim for benefits hereunder not in good faith and without reasonable cause.

8.            This Agreement shall be effective as of the date of execution. This Agreement may be amended, supplemented or changed at any time only by a writing signed by you and Bancorp.

9.            This Agreement shall be binding upon and inure to the benefit of you, your estate and the Company, and any successor to the Company by merger, consolidation or sale. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. After your death, your spouse shall be entitled to enjoy and enforce the benefits of this Agreement. The Company may not offset amounts due to you hereunder. However, in the event you breach the non-compete contained in paragraph 5 hereof, the Company shall not be obligated to pay you any benefits hereunder, and you shall not be entitled to be paid your legal fees or expenses as provided in paragraph 7 hereof.

If you are in agreement with the foregoing, please so indicate by signing and returning to the company the enclosed copy of this letter, whereupon this letter shall constitute an agreement between you and the Company.

Very truly yours,

VALLEY NATIONAL BANCORP

AGREED AND ACCEPTED:	By:	/s/ Robert McEntee
Robert McEntee, Chairman of the Compensation and Human Resources Committee

VALLEY NATIONAL BANK
/s/ Gerald H. Lipkin
Gerald H. Lipkin	By:	/s/ Robert McEntee
Robert McEntee, Chairman of the Compensation and Human Resources Committee